UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

October 5, 2017

FORESTAR GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33662	26-1336998
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746

(Address of principal executive offices, including zip code)

(512) 433-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introduction

Forestar Group Inc. (“Forestar”) is providing the disclosure contained in this Current Report on Form 8-K in connection with the completion of the merger (the “Merger”) of Forestar and Force Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of D.R. Horton Inc. (“D.R. Horton”), pursuant to the Agreement and Plan of Merger, dated as of June 29, 2017 (the “Merger Agreement”), among D.R. Horton, Merger Sub, and Forestar.  In the Merger, Merger Sub merged with and into Forestar and Forestar continued as the surviving entity in the Merger.  At the effective time (“Effective Time”) of the Merger, D.R. Horton owned approximately 75% of the New Forestar Common Stock.

Item 1.01.  Entry into a Material Definitive Agreement.

Letter of Credit Facility

On October 5, 2017, Forestar, through its wholly owned subsidiary Forestar (USA) Real Estate Group Inc. (“Forestar Real Estate”), entered into a Letter of Credit Facility Agreement (the “LC Facility Agreement”) providing for a $30 million secured standby letter of credit facility (the “LC Facility”) with Keybank National Association, a national banking association (together with the other lending institutions that are or may become parties thereto, the “Banks”), Keybank National Association, as administrative agent (the “Agent”) and Keybanc Capital Markets, as sole arranger and sole bookrunner.

The LC Facility is secured by $30 million in cash deposited by Forestar Real Estate with the Agent, as such amount is replenished or increased from time to time at the request of the Agent.  Forestar Real Estate is required to pay a letter of credit fee calculated at the rate of one hundred twenty five basis points (1.25%) on the outstanding face amount of the letters of credit issued under the LC Facility, as well as other customary fees and expenses. Forestar Real Estate is also required to pay an unused facility fee calculated at the rate of fifteen basis points (0.15%) per annum, in each case on the daily amount by which the aggregate Commitments (as defined in the LC Facility Agreement) from time to time exceed the sum of the Outstanding Letters of Credit (as defined in the LC Facility Agreement) during each fiscal quarter or portion thereof.

The LC Facility Agreement includes certain representations and warranties, affirmative and negative covenants and other undertakings, which are subject to important qualifications and limitations set forth in the LC Facility Agreement. The LC Facility Agreement also contains certain events of default, including (subject to certain materiality thresholds and grace periods) payment defaults, failure to comply with covenants, material inaccuracy of representations or warranties, and bankruptcy or insolvency proceedings. If an event of default occurs, the Banks may terminate all or any portion of the commitments under the LC Facility and/or exercise any rights they may have under any of the related facility documents (including against the collateral), subject to certain limitations.

The foregoing description of the LC Facility does not purport to be complete and is qualified in its entirety by reference to the LC Facility Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Stockholder’s Agreement

As previously announced, in connection with Forestar’s entry into the Merger Agreement, Forestar and D.R. Horton entered into a Stockholder’s Agreement, dated as of June 29, 2017 (the “Stockholder’s Agreement”), the terms of which became effective at the Effective Time.  The description of the Stockholder’s Agreement set forth in Forestar’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 29, 2017 is incorporated into this Item 1.01 by reference.

The Stockholders Agreement provides that at all times when D.R. Horton and its affiliates beneficially own 20% or more of the voting securities of Forestar, no committee of the board of directors of Forestar (the “Board”) will have more than three members unless otherwise agreed in writing between Forestar (as approved by a majority of the independent directors) and D.R. Horton.  The Stockholders Agreement further provides that during the Lock-

Up Period (as defined in the Stockholders Agreement), the nominating and governance committee of the Board (the “Nominating and Governance Committee”) will have three members, including the Legacy Director (as defined in the Stockholders Agreement).  On October 6, 2017, D.R. Horton and the Board, including the Legacy Director and each of the other members of the Board that are considered “independent” under the rules of the SEC and the New York Stock Exchange (the “Independent Directors”), elected to waive the requirement that the Nominating and Governance Committee consist of three directors, set the size of each of the Nominating and Governance Committee, the compensation committee of the Board (the “Compensation Committee”) and the audit committee of the Board (the “Audit Committee”) at four directors, and appointed each of the four Independent Directors, including the Legacy Director, as members of the Nominating and Governance Committee, the Compensation Committee and the Audit Committee.

Master Supply Agreement

As previously announced, in connection with Forestar’s entry into the Merger Agreement, Forestar and D.R. Horton entered into a Master Supply Agreement, dated as of June 29, 2017 (the “Master Supply Agreement”), the terms of which became effective as of the Effective Time.  The description of the Master Supply Agreement set forth in Forestar’s Current Report on Form 8-K filed with the SEC on June 29, 2017 is incorporated into this Item 1.01 by reference.

Third Supplemental Indenture

On October 5, 2017, in connection with the consummation of the Merger, Forestar and U.S. Bank National Association, as trustee (the “Trustee”), entered into a Third Supplemental Indenture, dated as of October 5, 2017 (the “Third Supplemental Indenture”), to the Indenture, dated as of February 26, 2013, between Forestar and the Trustee (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of February 26, 2013, between Forestar and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), relating to Forestar’s 3.75% Convertible Senior Notes due 2020 (the “Convertible Notes”).

Pursuant to the Third Supplemental Indenture, the Convertible Notes are no longer convertible into shares of Former Forestar Common Stock (as defined below) and instead are convertible into cash and shares of New Forestar Common Stock based on the per-share weighted average of the cash and shares of New Forestar Common Stock received by Forestar stockholders that affirmatively made an election in connection with the Merger. As a result of such elections, for each share of Former Forestar Common Stock a holder of Convertible Notes was previously entitled to receive upon conversion of Convertible Notes, such holder shall instead be entitled to receive $14.19785 in cash and 0.20012 of a share of New Forestar Common Stock.

The foregoing description of the Third Supplemental Indenture is not complete and is qualified in its entirety by reference to the Third Supplemental Indenture, which is filed as Exhibit 4.1 hereto and incorporated into this Item 1.01 by reference.

Shared Services Agreement

On October 6, 2017, Forestar and D.R. Horton entered into a Shared Services Agreement (the “Shared Services Agreement”).  Pursuant to the Shared Services Agreement, D.R. Horton will provide certain administrative, compliance, operational and procurement services to Forestar.

The foregoing description of the Shared Services Agreement is not complete and is qualified in its entirety by reference to the Shared Services Agreement, which is filed as Exhibit 10.2 hereto and incorporated into this Item 1.01 by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

On October 5, 2017, in connection with the entry by Forestar Real Estate into the LC Facility described in Item 1.01 above, Forestar terminated its existing Third Amended and Restated Revolving and Term Credit Agreement by and among Forestar, Forestar Real Estate, the subsidiaries of Forestar party thereto, Keybank National Association, as lender, swing line lender and agent, the lenders party thereto, and the other parties thereto (as amended, the “Prior Credit Facility”).

The Prior Credit Facility provided for a $50,000,000 revolving line of credit that was scheduled to mature on May 15, 2018. This Prior Credit Facility could be prepaid at any time without penalty and included a $50,000,000 sublimit for letters of credit, of which $14,597,712 were outstanding at the time of termination.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the LC Facility is incorporated into this Item 2.03 by reference.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Under the Indenture, the completion of the Merger constitutes a Fundamental Change (as defined in the Indenture) of Forestar. In accordance with the Indenture, Forestar is required, within 10 days of the Effective Time, to give notice of the Fundamental Change to holders of the Convertible Notes and to make an offer to purchase (a “Fundamental Change Offer”) all or any part (equal to $1,000 or an integral multiple of $1,000) of every holder’s Convertible Notes pursuant to the Fundamental Change Offer on the terms set forth in the Indenture. In the Fundamental Change Offer, Forestar is required to offer to repurchase the Convertible Notes for a price in cash equal to 100% of the aggregate principal amount of Convertible Notes repurchased plus accrued and unpaid interest, if any, on the Convertible Notes repurchased, to the date of repurchase, which date is to be no less than 20 business days and no more than 35 business days from the date on which the notice is mailed.

Item 3.03.  Material Modification of Rights of Securityholders.

Completion of Merger

The information set forth in the Introduction above regarding the Merger and in Item 5.03 below is incorporated into this Item 3.03 by reference.

In the Merger, each existing share of common stock, par value $1.00 per share, of Forestar issued and outstanding immediately prior to the Effective Time (the “Former Forestar Common Stock”) (except for shares of Forestar common stock that were held by Forestar as treasury shares or by Forestar or D.R. Horton or their respective subsidiaries) were converted into the right to receive, at the election of the holders of such shares of Former Forestar Common Stock, either an amount in cash equal to $17.75 (the “Cash Consideration”) or one new share of common stock, par value $1.00 per share, of Forestar (the “New Forestar Common Stock”), subject to proration procedures applicable to oversubscription and undersubscription for the Cash Consideration described in the Merger Agreement.  The aggregate amount of Cash Consideration paid to holders of Former Forestar Common Stock in the Merger was $558,256,368.  In the Merger, 10,487,873 shares of New Forestar Common Stock (representing approximately 25% of the outstanding shares of New Forestar Common Stock immediately after the Effective Time) were issued to the holders of Forestar common stock and 31,451,063 shares of New Forestar Common Stock (representing approximately 75% of the outstanding share of the New Forestar Common Stock immediately after the Effective Time) were issued to D.R. Horton.

Subject to the terms of the Merger Agreement, at the Effective Time, each award made or otherwise denominated in shares of Former Forestar Common Stock (an “Equity Award”) that was outstanding immediately prior to the Effective Time under Forestar’s benefit plans was cancelled and of no further force or effect as of the Effective Time. In exchange for the cancellation of such Equity Awards, each holder of such Equity Award is entitled to receive from Forestar the Cash Consideration for each share of Former Forestar Common Stock underlying such Equity Award (plus payment of cash of all accrued dividend equivalents, if any, with respect to such Equity Awards and, in the case of Equity Awards that are stock options or stock appreciation rights, less the aggregate exercise or strike price thereunder, but not less than $0), whether or not otherwise vested as of the Effective Time. With respect to any Forestar market-leveraged stock units, the number of shares of Former Forestar Common Stock subject to such Equity Awards will be determined pursuant to the terms set forth in the applicable award agreements and based on a per share value equal to $17.75 plus reinvested dividends, if any.

New Forestar Common Stock will continue to be listed and traded on the New York Stock Exchange under the ticker symbol, “FOR.”

The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which was attached as Exhibit 2.1 to Forestar’s Current Report on Form 8-K filed with the SEC on June 29, 2017, and is incorporated into this Item 3.03 by reference.

Expiration of Tax Benefits Preservation Plan

On October 5, 2017 immediately prior to the Effective Time, the Tax Benefit Preservation Plan, dated as of January 5, 2017 (as amended, the “Plan”), between Forestar and Computershare Trust Company, N.A., expired pursuant to its terms and all “Rights” (as defined in the Plan) previously distributed to the holders of Forestar’s common stock pursuant to the Plan expired.

Item 5.01. Changes in Control of Registrant.

The information set forth in Item 1.01 and Item 3.03 is incorporated into this Item 5.01 by reference.  D.R. Horton funded the payment of the Cash Consideration with cash on hand.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

On October 5, 2017, effective upon the closing of the Merger and in accordance with the terms of the Merger Agreement, the size of the board of directors of Forestar (the “Board”) was decreased to five members, and James A. Rubright, Daniel B. Silvers, Richard M. Smith, Richard D. Squires and Phillip J. Weber resigned from their positions as directors of Forestar.  There were no disagreements between such resigning Forestar directors with Forestar relating to Forestar’s operations, policies or practices.

M. Ashton Hudson continues to serve as a director of Forestar.  On October 5, 2017, effective upon the closing of the Merger, the following individuals were appointed by the Board as directors of Forestar pursuant to the terms of the Merger Agreement and the Stockholder’s Agreement to fill the vacancies resulting from the resignations of the individuals referred to above: Samuel R. Fuller, G.F. (Rick) Ringler, III, Donald C. Spitzer and Donald J. Tomnitz.  Donald J. Tomnitz was elected as Chairman of the Board.

Effective October 6, 2017, at a meeting of the Board of Directors, the Board’s committees were constituted as follows:

Audit Committee: Samuel R. Fuller, M. Ashton Hudson, G.F. (Rick) Ringler, III and Donald C. Spitzer (Chair);

Nominating and Corporate Governance Committee: Samuel R. Fuller, M. Ashton Hudson, G.F. (Rick) Ringler, III (Chair) and Donald C. Spitzer;

Compensation Committee: Samuel R. Fuller (Chair), M. Ashton Hudson, G.F. (Rick) Ringler, III; and

Donald C. Spitzer; and

Executive Committee: Donald J. Tomnitz (Chair).

The newly elected directors, aside from Mr. Tomnitz, executive Chairman of the Board, will receive:  (1) a $50,000 annual retainer, (2) a fee of $5,000 per year for each member of the Audit Committee; (3) a fee of $5,000 per year for each member of the Nominating and Governance Committee; (4) a fee of $5,000 per year for each member of the Compensation Committee; and (5) a fee of $2,500 per year for service as the Chairman of the Audit Committee, Nominating and Governance Committee, or Compensation Committee.  All such annual fees are pro-rated and paid quarterly.  In addition, each new non-management director will receive a grant of 6,000 restricted stock units, which units will vest in three equal installments on each of the first three anniversaries of the grant date.  Mr. Tomnitz does not receive any additional compensation from the Company for his service as a director.

None of Messrs. Tomnitz, Fuller, Ringler or Spitzer has engaged in any related party transaction with Forestar that would require disclosure pursuant to Item 404(a) of Regulation S-K.  Each of Messrs. Tomnitz, Fuller, Ringler and Spitzer were designated by D.R. Horton and appointed to the Board pursuant to the terms of the Merger Agreement and the Stockholder’s Agreement.

Executive Officers

In connection with the consummation of the Merger, effective October 5, 2017, Donald J. Tomnitz, age 69, was appointed as Executive Chairman of Forestar.

Mr. Tomnitz served as the Vice Chairman and Chief Executive Officer of D.R. Horton, Forestar’s majority stockholder, from November 1998 to September 2014. From 1996 until 1998, Mr. Tomnitz was President of D.R. Horton’s Homebuilding Division. In 1998, he was elected an Executive Vice President of D.R. Horton and in 2000, he became President of D.R. Horton as well. Before joining D.R. Horton, Mr. Tomnitz was a Captain in the U.S. Army, a Vice President of RepublicBank of Dallas, N.A., and a Vice President of Crow Development Company, a Trammell Crow Company. Mr. Tomnitz holds a Bachelor of Arts Degree in Economics from Westminster College and a Masters of Business Administration in Finance from Western Illinois University.

Mr. Tomnitz does not have any family relationship with any of Forestar’s executive officers or directors nor has he engaged in any related party transaction with Forestar that would require disclosure pursuant to Item 404(a) of Regulation S-K. There were no understandings or other agreements or arrangements between Mr. Tomnitz and any other person pursuant to which Mr. Tomnitz was chosen to become an officer.

In connection with his appointment as Executive Chairman, the Compensation Committee of the Board (the “Compensation Committee”) set Mr. Tomnitz’s base salary at $300,000 and awarded him a performance bonus in an amount of up to $400,000, which may be earned based upon the achievement of certain performance targets to be established by the Compensation Committee Forestar’s annual incentive plan.  In addition, the independent members of the Board approved a grant of 12,000 restricted stock units to Mr. Tomnitz, which units will vest in three equal installments on each of the first three anniversaries of the grant date.

Also in connection with the consummation of the Merger, effective October 6, 2017, Michael Quinley, who formerly served as President — Community Development of Forestar, was named a Region President of Forestar. No changes were made to Mr. Quinley’s compensation in connection with his appointment to the new position.

Each of Phillip J. Weber, Forestar’s Chief Executive Officer, and Charles D. Jehl, Forestar’s Chief Financial Officer, continue to serve in such roles following the consummation of the Merger.

Indemnification

Pursuant to indemnification agreements entered into by Forestar with each director and Executive Officer of Forestar (each, an “Indemnitee”), if an Indemnitee is, or is threatened to be made, a party to or participant in any threatened, pending or completed proceeding, Forestar will, under the circumstances and to the extent provided for in the indemnification agreement, indemnify, and advance certain expenses to, the Indemnitee to the fullest extent permitted by applicable law and to any greater extent as such law may thereafter from time to time permit. The indemnification agreement further provides procedures for the determination of an Indemnitee’s right to receive indemnification and the advancement of expenses. This summary of the form of indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement, which is filed as Exhibit 10.3 hereto.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the completion of the Merger and pursuant to the terms of the Merger Agreement, on October 5, 2017, Forestar amended and restated its certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) and its bylaws (the “Amended and Restated Bylaws”).

The Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on October 5, 2017 and is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated into this Item 5.03 by reference.

The Amended and Restated Bylaws are filed as Exhibit 3.2 to this Current Report on Form 8-K and are incorporated into this Item 5.03 by reference.

As a consequence of the adoption of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, the rights of the holders of the New Forestar Common Stock were modified.  The material terms of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws and the general effect upon the rights of holders of the New Forestar Common Stock are described beginning on page 120 of Amendment No. 1 to Forestar’s Registration Statement on Form S-4 filed with the SEC on August 23, 2017 in the section entitled “Comparison of Rights of Stockholders Before and After the Merger,” which section is incorporated into this Item 5.03 by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)                               Exhibits

2.1

Agreement and Plan of Merger, dated as of June 29, 2017, by and among D.R. Horton, Inc., Force Merger Sub, Inc. and Forestar Group Inc. (incorporated by reference to Exhibit 2.1 to Forestar’s Current Report on Form 8-K filed with the SEC on June 29, 2017)

3.1	Amended and Restated Certificate of Incorporation of Forestar Group Inc.
3.2	Amended and Restated Bylaws of Forestar Group Inc.
4.1	Third Supplemental Indenture, dated October 5, 2017, between Forestar Group Inc. and U.S. Bank National Association
10.1

Letter of Credit Facility Agreement, dated October 5, 2017, among Forestar Group Inc., Keybank National Association, as lender and administrative agent, and Keybanc Capital Markets, as sole arranger and sole bookrunner

10.2	Shared Services Agreement, dated October 6, 2017, between Forestar Group Inc. and D.R. Horton, Inc.
10.3	Form of Indemnification Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.

Dated: October 10, 2017	By:	/s/ Thomas Montano
		Name:	Thomas Montano
		Title:	Vice President and Secretary